Exhibit 99.11

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Introduction

On May 23, 2022, Take-Two Interactive Software, Inc. (the "Company" or "Take-Two") completed its acquisition of Zynga Inc. ("Zynga") pursuant to the merger agreement dated January 9, 2022, as amended (the "Merger Agreement").
The unaudited pro forma combined balance sheet as of March 31, 2022 gives effect to the combination as if it had occurred on March 31, 2022 and combines the audited consolidated balance sheet of Take-Two as of March 31, 2022 with Zynga’s unaudited consolidated balance sheet as of March 31, 2022.

The unaudited pro forma combined statement of operations for the fiscal year ended March 31, 2022 gives effect to the combination as if it had occurred on April 1, 2021, and combines the historical results of Take-Two and Zynga. The unaudited pro forma combined statement of operations for the fiscal year ended March 31, 2022 combines the audited consolidated statement of operations of Take-Two for the fiscal year ended March 31, 2022, and Zynga’s derived unaudited consolidated statement of operations for the twelve months ended March 31, 2022. The unaudited pro forma combined financial information have been prepared pursuant to Article 11 of Regulation S-X.

The historical consolidated financial statements of Take-Two and the historical consolidated financial statements of Zynga have been adjusted in the accompanying unaudited pro forma combined financial information to give effect to pro forma events that are transaction accounting adjustments which are necessary to account for the combination in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The unaudited pro forma adjustments are based upon available information and certain assumptions that our management believes are reasonable.
The unaudited pro forma combined financial information should be read in conjunction with:
•The accompanying notes to the unaudited pro forma combined financial information;
•The separate audited consolidated financial statements of Take-Two as of and for the fiscal year ended March 31, 2022 and the related notes, included in Take-Two’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022;
•The separate unaudited consolidated financial statements of Zynga as of and for the three months ended March 31, 2022 and the related notes, included in Zynga’s Quarterly Report on Form 10-Q for the period ended March 31, 2022;
•The separate audited consolidated financial statements of Zynga as of and for the fiscal year ended December 31, 2021 and the related notes, included in Zynga’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021;
•The separate unaudited consolidated financial statements of Zynga as of and for the three months ended March 31, 2021 and the related notes, included in Zynga’s Quarterly Report on Form 10-Q for the period ended March 31, 2021.
Description of the Combination

Pursuant to the Merger Agreement, Merger Sub 1 merged with and into Zynga with Zynga continuing as the surviving corporation and a wholly-owned subsidiary of Take-Two, and immediately following the merger, Zynga, the surviving corporation merged with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving corporation and re-named Zynga Inc. (collectively, the "Combination"). As a result, each issued and outstanding share of Zynga Common Stock (defined below) converted into a number of shares of Take-Two Common Stock (defined below) equal to the Exchange Ratio (defined below) and the right to receive $3.50 in cash.

The transaction included a collar mechanism on the equity consideration based on the volume-weighted average price (“VWAP”) of Take-Two Common Stock (the “Exchange Ratio”). If Take-Two Common Stock's VWAP over the consecutive trading period beginning at 9:30 a.m. New York time on the twenty-third trading day immediately preceding the closing and concluding at 4:00 p.m. New York time on the third trading day immediately preceding the closing was in a range from $156.50 to $181.88, the exchange ratio would be an amount equal to the quotient (rounded to five decimal places) obtained by dividing (x) $6.36 by (y) the Take-Two Common Stock price. If the VWAP exceeded the higher end of that range, the Exchange Ratio would be 0.0350 per share, and if the VWAP fell below the lower end of that range, the Exchange Ratio would be 0.0406 per share.

At the effective time of the Combination (the “Effective Time”), each issued and outstanding share of Class A common stock of Zynga, par value $0.0000625 per share (“Zynga Common Stock”), other than dissenting shares and treasury shares, was converted into 0.0406 shares (the “Stock Consideration”) of the Company’s common stock, par value $0.01 per share (“Take-Two Common Stock”) with a cash payment in lieu of fractional shares of Take-Two Common Stock resulting from such calculation, and the right to receive $3.50 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”). In addition, at the Effective Time, (i) each outstanding and unexercised option to purchase shares of Zynga Common Stock granted under any Zynga employee benefit plan, whether vested or unvested, was assumed by Take-Two and automatically converted into an option exercisable for shares of Take-Two Common Stock under the Take-Two equity plan, in accordance with the equity award exchange ratio in accordance with the Merger Agreement, (ii) each outstanding Zynga restricted stock unit whose vesting is not conditioned in whole or in part on the satisfaction of performance criteria that was outstanding immediately prior to the Effective Time, whether vested or unvested, was assumed by Take-Two and automatically converted into a Take-Two restricted stock unit award with respect to shares of Take-Two Common Stock under the Take-Two equity plan, with the new number of shares underlying such award determined in accordance with the equity award exchange ratio in accordance with the Merger Agreement, and (iii) each outstanding Zynga restricted stock unit whose vesting is conditioned on the satisfaction of performance criteria, that was outstanding immediately prior to the Effective Time, whether vested or unvested, was assumed by Take-Two and automatically converted into a Take-Two restricted stock unit award with respect to shares of Take-Two Common Stock under the Take-Two equity plan, with the new number of shares underlying such award determined in accordance with the equity award exchange ratio in accordance with the Merger Agreement. Upon the effectiveness of the Combination, Zynga Inc. became a wholly owned subsidiary of the Company.

Description of the Financing

In connection with the Combination, on April 14, 2022, Take-Two issued a registered offering of senior notes for an aggregate principal amount of $2,700,000,000 (the "Bonds”). In addition, in June 2022, the Company drew down $200,000,000 on its $500,000,000 revolving credit facility (the “Revolving Credit Facility”) and entered into a new $350,000,000 term loan facility (the "Term Loan”) with a one-year maturity expiring in June 2023. The proceeds from the Bonds and the Term Loan, together with the Company’s new Revolving Credit Facility, were used to finance the Cash Consideration payable to Zynga shareholders and convertible note holders (further described below) pursuant to the combination.

Convertible Senior Notes

In June 2019, Zynga issued $690,000,000 aggregate principal amount of 0.25% Convertible Senior Notes due 2024 (the “2024 Notes”). The conversion rate (without giving effect to any adjustment resulting from the Combination that may be required by the applicable indenture) was 120.3695 shares of Zynga Common Stock per $1,000 principal amount of 2024 Notes, which is equal to a conversion price of approximately $8.31 per share of Zynga Class A Common Stock. The principal amount for the 2024 Notes as of March 31, 2022 was $690,000,000.

In December 2020, Zynga issued $874,500,000 aggregate principal amount of 0% Convertible Senior Notes due 2026 (the “2026 Notes”). The conversion rate (without giving effect to any adjustment resulting from the Combination that may be required by the applicable indenture) was 76.5404 shares of Zynga Common Stock per $1,000 principal amount of 2026 Notes, which is equal to a conversion price of approximately $13.07 per share of Zynga Common Stock. The principal amount for the 2026 Notes as of March 31, 2022 was $874,500,000.

In connection with the issuances of the 2024 Notes and 2026 Notes, Zynga entered into privately negotiated Capped Call options with certain counterparties (the “2024 Capped Calls” and “2026 Capped Calls,” respectively). The 2024 Capped Calls had an initial strike price of approximately $8.31 per share, subject to certain adjustments, which corresponds to the initial conversion price of the 2024 Notes and an initial cap price of $12.54 per share, subject to certain adjustments. The 2026 Capped Calls had an initial strike price of approximately $13.07 per share, subject to certain adjustments, which corresponds to the initial conversion price of the 2026 Notes and an initial cap price of $17.42 per share, subject to certain adjustments. The 2024 Capped Calls and 2026 Capped Calls were intended to reduce the potential economic dilution to Zynga Common Stock upon any conversion of the 2024 Notes or 2026 Notes, respectively, and/or offset any cash payments made in excess of the principal amount of converted notes with such reduction and/or offset, as the case may be, subject to a maximum based on the cap price.

Upon completion of the combination, holders of the 2024 Notes and 2026 Notes were entitled to elect to convert the convertible notes at a special make-whole conversion rate, and, upon any such conversion Take-Two was entitled to settle such conversion for (i) cash, (ii) the cash and stock components of the Merger Consideration, or (iii) a combination thereof. Further, in anticipation of the settlement of the 2024 Notes and 2026 Notes, the Company negotiated termination agreements prior to the closing of the merger with the 2024 Capped Call counterparties and 2026 Capped Call counterparties related to the 2024 Capped Calls and 2026 Capped Calls agreements, respectively, stipulating the cash settlement amount based on the 5-day VWAP of the Termination Valuation Period (as defined in applicable agreements).

The holders of the 2024 Notes were expected to convert during the make-whole fundamental change period (as defined in the applicable indentures) subsequent to the effective time as the terms of the indentures provide an economic incentive for holders to convert their notes, and as such, the related 2024 Capped Calls were also expected to be settled. Take-Two was also expected to settle any conversions of the 2024 Notes in the form of the merger consideration (i.e., the same mix of cash and Take-Two stock). The unaudited pro forma combined financial information include adjustments to reflect the probable conversion of all of the 2024 convertible notes (and the settlement thereof by Take-Two in the merger consideration) and settlement of the associated 2024 Capped Calls.

The holders of the 2026 Notes were expected to redeem the 2026 Notes for cash instead of electing to convert during the make-whole change period (as defined in the applicable indentures) subsequent to the effective time as the conversion value is less than the cash value per the terms of the indenture. As the 2026 Notes were expected to be settled, the related 2026 Capped Calls were also expected to be settled. The unaudited pro forma combined financial information include adjustments to reflect the probable cash settlement of all the 2026 Notes (equal to par value of the notes) and settlement of the associated 2026 Capped Calls.

Accounting for the Combination

The Combination is being accounted for as a business combination using the acquisition method with Take-Two as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Under this method of accounting, the aggregate Merger Consideration will be allocated to Zynga’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the combination. The process of valuing the net assets of Zynga immediately prior to the Combination, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the estimated fair value of the consideration transferred and the estimated fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the aggregate merger consideration allocation and related adjustments reflected in this unaudited pro forma combined financial information are preliminary and subject to revision based on a final determination of fair value. Refer to Note 1—Basis of Presentation for more information.

The unaudited pro forma combined financial information have been prepared for illustrative purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the combination occurred as of the dates indicated. The unaudited pro forma combined financial information also should not be considered indicative of the future results of operations or financial position of Take-Two.

As noted above, the Combination is subject to closing adjustments that have not yet been finalized. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma combined financial information as required by SEC rules. Differences between these preliminary estimates and the final combination accounting may be material.

TAKE-TWO INTERACTIVE SOFTWARE, INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF MARCH 31, 2022
(in 000’s)

	Historical		Transaction Accounting Adjustments	Notes	Pro Forma Combined
	Take-Two Interactive Software, Inc.	Zynga Inc. Reclassified (Note 2)
Assets
Cash and cash equivalents	$1,732,047	$826,011	$(2,028,661)	4(A)	$529,397
Short-term investments	820,060	10,469	-	-	830,529
Restricted cash and cash equivalents	359,832	81,006	-	-	440,838
Accounts receivable, net of allowances	579,433	233,422	-	-	812,855
Inventory	13,224	-	-	-	13,224
Software development costs and licenses	81,394	-	-	-	81,394
Deferred cost of goods sold	12,374	-	-	-	12,374
Prepaid expenses and other	272,724	115,759	(27,988)	4(B)	360,495
Total current assets	3,871,088	1,266,667	(2,056,649)	-	3,081,106
Fixed assets, net	242,039	36,612	-	-	278,651
Right-of-use assets	217,206	84,058	382	4(C)	301,646
Software development costs and licenses, net of current portion	755,888	-	-	-	755,888
Goodwill	674,554	3,586,755	2,879,120	4(D)	7,140,429
Other intangibles, net	266,475	834,755	4,480,245	4(E)	5,581,475
Deferred tax assets	73,801	2,664	75,981	4(F)	152,446
Long-term restricted cash and cash equivalents	103,452	200	-	-	103,652
Other assets	341,716	48,101	3,478	4(G)	393,295
Total assets	$6,546,219	$5,859,812	$5,382,557	-	$17,788,588
Liabilities and stockholders’ equity
Accounts payable	$125,882	$48,198	$-	-	$174,080
Accrued expenses and other current liabilities	1,074,891	314,898	1,268	4(H)	1,391,057
Deferred revenue	865,270	746,409	(411,118)	4(I)	1,200,561
Term loan	-	-	350,000	4(J)	350,000
Lease liabilities	38,921	17,889	(2,992)	4(J)	53,818
Total current liabilities	2,104,964	1,127,394	(62,842)	-	3,169,516
Revolving credit facility	-	-	200,000	4(J)	200,000
Convertible senior notes, net	-	1,542,082	(1,542,082)	4(J)	-
Bonds, net	-	-	2,679,651	4(J)	2,679,651
Non-current deferred revenue	70,911	271	-	-	71,182
Non-current lease liabilities	211,297	131,576	(3,241)	4(J)	339,632
Non-current software development royalties	115,527	-	-	-	115,527
Deferred tax liabilities, net	21,788	84,648	1,195,888	4(F)	1,302,324
Other long-term liabilities	212,073	67,712	-	-	279,785
Total liabilities	$2,736,560	$2,953,683	$2,467,374	-	$8,157,617
Stockholders’ equity:
Common stock	1,390	7	494	4(K)	1,891
Additional paid-in capital	2,597,205	5,398,647	580,123	4(K)	8,575,975
Treasury Stock	(1,020,584)	-	-	-	(1,020,584)
Retained earnings (accumulated deficit)	2,288,993	(2,354,218)	2,196,259	4(K)	2,131,034
Accumulated other comprehensive loss	(57,345)	(138,307)	138,307	4(K)	(57,345)
Total stockholders’ equity	3,809,659	2,906,129	2,915,183	-	9,630,971
Total liabilities and stockholders’ equity	$6,546,219	$5,859,812	$5,382,557	-	$17,788,588
See the accompanying notes to the Unaudited Pro Forma Combined Financial Information.

TAKE-TWO INTERACTIVE SOFTWARE, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE FISCAL YEAR ENDED MARCH 31, 2022
(in 000’s, except per share amounts)

	Historical
	Take-Two Interactive Software, Inc. Reclassified (Note 2)	Zynga Inc. Reclassified (Note 2)	Transaction Accounting Adjustments	Notes	Pro Forma Combined

Game	$3,423,167	$2,229,932	$(3,199)	5(A)	$5,649,900
Advertising	81,633	581,505	-	-	663,138
Total net revenue	3,504,800	2,811,437	(3,199)	-	6,313,038
Cost of goods sold	1,535,401	996,560	506,819	5(B)	3,038,780
Gross profit	1,969,399	1,814,877	(510,018)	-	3,274,258
Selling and marketing	516,429	957,869	152,006	5(C)	1,626,304
General and administrative	510,855	251,352	182,558	5(D)	944,765
Research and development	406,566	449,636	21,927	5(E)	878,129
Depreciation and amortization	61,105	12,786	34,010	5(F)	107,901
Business reorganization	849	-	-	-	849
Impairment related to real estate assets	-	66,763	-	-	66,763
Total operating expenses	1,495,804	1,738,406	390,501	-	3,624,711
Income (loss) from operations	473,595	76,471	(900,519)	-	(350,453)
Interest and other, net	(14,212)	(77,998)	(63,100)	5(G)	(155,310)
Gain (loss) on long-term investments, net	6,015	-	-	-	6,015
Income (loss) before income taxes	465,398	(1,527)	(963,619)	-	(499,748)
Provision for (benefit from) income taxes	47,376	104,184	(241,936)	5(H)	(90,376)
Net income (loss)	$418,022	$(105,711)	$(721,683)	-	$(409,372)

Earnings (loss) per share:
Basic	$3.62				$(2.46)
Diluted	$3.58				$(2.46)

Weighted average shares outstanding:
Weighted average shares—basic	115,485			5(I)	166,645
Weighted average shares—diluted	116,775			5(I)	166,645

See the accompanying notes to the Unaudited Pro Forma Combined Financial Information

TAKE-TWO INTERACTIVE SOFTWARE, INC.
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1.Basis of Presentation

The unaudited pro forma combined financial information, which have been prepared by Take-Two in accordance with Article 11 of Regulation S-X, are presented for illustrative purposes only and are not necessarily indicative of what Take-Two’s consolidated statements of operations or consolidated balance sheet would have been had the Combination been completed as of the dates indicated or will be for any future periods. The pro forma combined financial information does not purport to project the future financial position or results of operations of Take-Two following the completion of the Combination. The pro forma combined financial information reflects transaction accounting adjustments management believes are necessary to present fairly Take-Two’s pro forma financial position and results of operations following the closing of the combination as of and for the periods indicated. The unaudited pro forma combined financial information do not reflect any cost savings, operating synergies, or revenue enhancements that the combined company may achieve as a result of the Combination, nor do they reflect all costs to integrate the operations of Take-Two and Zynga or the costs necessary to achieve any cost savings, operating synergies, and revenue enhancements.

The unaudited pro forma combined financial information were prepared using the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations, with Take-Two as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on the historical consolidated financial statements of Take-Two and the historical consolidated financial statements of Zynga. Under Topic 805, all assets acquired and liabilities assumed in a business combination are generally recognized and measured at their assumed acquisition date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of Merger Consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill.

The allocation of the purchase consideration for the Combination depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the purchase consideration has been made for the purpose of developing the unaudited pro forma combined financial information. Accordingly, the preliminary purchase price allocation and related adjustments reflected in this combined company unaudited pro forma combined financial information are subject to further adjustments as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The transaction accounting adjustments represent Take-Two management’s best estimates and are based upon currently available information and certain assumptions that Take-Two believes are reasonable under the circumstances. Take-Two is not aware of any material transactions between Take-Two and Zynga (prior to the announcement of the Combination) during the periods presented; hence, adjustments to eliminate transactions between Take-Two and Zynga have not been reflected in the unaudited pro forma combined financial information.

Take-Two conducted a preliminary review of Zynga’s accounting policies to determine if differences in accounting policies and account classifications require reclassification of results of operations or reclassification of assets or liabilities to conform to Take-Two’s accounting policies and classifications. The accounting policies followed in preparing the unaudited pro forma combined financial information reflect the adjustments known at this time to conform Zynga’s historical financial information to Take-Two’s significant accounting policies described in the Transaction Accounting adjustments in Notes 4 and 5 below. A more comprehensive comparison and assessment will occur, which may result in additional differences identified. In addition, certain reclassification adjustments were identified as described in Note 2 below.

The unaudited pro forma combined financial information presented reflect the early adoption of ASU 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. Under this new standard, deferred revenue acquired in a business combination is measured pursuant to ASC Topic 606, Revenue from Contracts with Customers, rather than its assumed acquisition date fair value. Take-Two early adopted this standard in fiscal year 2023 (as of April 1, 2022) and therefore will account for the Combination under the new standard. The adoption of the standard has no retrospective impact to Take-Two’s historical consolidated financial statements or Zynga’s historical consolidated financial statements.

The pro forma combined balance sheet, as of March 31, 2022, and the pro forma combined statement of operations for the fiscal year ended March 31, 2022 presented herein, are based on the historical consolidated financial statements of Take-Two and the historical consolidated financial statements of Zynga. The adjustments presented on the unaudited pro forma combined financial information have been identified and presented to provide relevant information necessary to assist in understanding the post-combination company.

The unaudited pro forma combined statement of operations for the fiscal year ended March 31, 2022 has been derived from the following:
•The audited consolidated statement of operations of Take-Two for the fiscal year ended March 31, 2022;
•The derived unaudited consolidated statement of operations of Zynga for the twelve months ended March 31, 2022

Zynga’s results for the twelve months ended March 31, 2022 were derived by subtracting the results for the unaudited three months ended March 31, 2021 from its audited statement of operations for the fiscal year ended December 31, 2021, and adding the results for the unaudited three months ended March 31, 2022.

The unaudited pro forma combined balance sheet has been derived from the following:

•The audited consolidated balance sheet of Take-Two as of March 31, 2022;
•The unaudited consolidated balance sheet of Zynga as of March 31, 2022

2.Reclassification Adjustments

The accounting policies used in the preparation of this unaudited pro forma combined financial information are those set out in Take-Two’s audited consolidated financial statements as of and for the fiscal year ended March 31, 2022. During the preparation of the unaudited pro forma combined financial information, management performed a preliminary analysis of Zynga’s financial information to identify differences in accounting policies as compared to those of Take-Two and differences in financial statement presentation as compared to the presentation of Take-Two. With the information currently available, Take-Two determined there are certain accounting policy differences which have been adjusted for in the unaudited pro forma combined financial information and described in the transaction accounting adjustments in Notes 4 and 5 below.

In addition, certain reclassification adjustments have been made to conform Zynga’s historical financial statement presentation to Take-Two’s financial statement presentation. The reclassification adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report information of the combined company.

The combined company is currently performing a full and detailed review of Zynga’s accounting policies and financial statements presentation. As a result of the review, additional accounting policy and classification differences may be identified and these differences, when identified, could have a material impact on the combined company unaudited pro forma combined financial information.

The reclassification adjustments currently identified are as follows:

A) Refer to the table below for a summary of reclassification adjustments made to present Zynga’s consolidated balance sheet as of March 31, 2022 to conform with that of Take-Two’s (amounts in 000’s):

Zynga Historical Consolidated Balance Sheet Line Items	Take-Two Historical Consolidated Balance Sheet Line Items	Zynga Historical Consolidated Balances as of March 31, 2022	Reclassifications	Notes	Zynga Reclassified as of March 31, 2022
Cash and cash equivalents	Cash and cash equivalents	$826,011	$—	—	$826,011
Short-term investments	Short-term investments	10,469	—	—	10,469
Accounts receivable, net of allowance	Accounts receivable, net of allowances	233,422	—	—	233,422
Restricted cash	Restricted cash and cash equivalents	81,006	—	—	81,006
	Inventory	—	—	—	—
Prepaid expenses	Prepaid expenses and other	68,380	47,379	(a)	115,759
Other current assets		47,379	(47,379)	(a)	—
	Software development costs and licenses	—	—	—	—
	Deferred cost of goods sold	—	—	—	—
Goodwill	Goodwill	3,586,755	—	—	3,586,755
Intangible assets, net	Other intangibles, net	834,755	—	—	834,755
Property and equipment, net	Fixed assets, net	36,612	—	—	36,612
Right-of-use assets	Right-of-use assets	84,058	—	—	84,058
	Software development costs and licenses, net of current portion	—	—	—	—
	Deferred tax assets	—	2,664	(c)	2,664
Restricted cash	Long-term restricted cash and cash equivalents	200	—	—	200
Prepaid expenses		18,908	(18,908)	(b)	—
Other non-current assets	Other assets	31,857	16,244	(b) (c)	48,101
Accounts payable	Accounts payable	48,198	—	—	48,198
Income tax payable		30,942	(30,942)	(d)	—
Deferred revenue	Deferred revenue	746,409	—	—	746,409
Operating lease liabilities	Lease liabilities	17,889	—	—	17,889
Other current liabilities	Accrued expenses and other current liabilities	283,956	30,942	(d)	314,898
Convertible senior notes, net		1,542,082	—	—	1,542,082
Deferred revenue	Non-current deferred revenue	271	—	—	271
Deferred tax liabilities, net	Deferred tax liabilities	84,648	—	—	84,648
Non-current operating lease liabilities	Non-current lease liabilities	131,576	—	—	131,576
	Non-current software development royalties	—	—	—	—
Other non-current liabilities	Other long-term liabilities	67,712	—	—	67,712
Common stock and additional paid in capital	Common stock	5,398,654	(5,398,647)	(e)	7
	Additional paid-in capital	—	5,398,647	(e)	5,398,647
	Treasury stock	—	—	—	—
Accumulated other comprehensive income (loss)	Accumulated other comprehensive loss	(138,307)	—	—	(138,307)
Accumulated deficit	Retained earnings (accumulated deficit)	(2,354,218)	—	—	(2,354,218)

Balance Sheet Reclassification notes of Zynga:
(a)Represents a reclassification of $47,379 of Other current assets to Prepaid expenses and other.
(b)Represents a reclassification of $18,908 of Prepaid expenses to Other assets.
(c)Represents a reclassification of $2,664 of Other non-current assets to Deferred tax assets.
(d)Represents a reclassification of $30,942 of Income tax payable to Accrued expenses and other current liabilities.

(e)Represents a reclassification of $5,398,647 of Zynga Common Stock and additional paid in capital to Additional paid-in capital.

B) Refer to the table below for a summary of reclassification adjustments made to present Zynga’s derived statement of operations for the twelve months ended March 31, 2022 to conform with that of Take-Two’s (amounts in 000’s):

Zynga Historical Consolidated Statement of Operations Line Items	Take-Two Historical Statement of Operations Line Items	Zynga Derived Historical (Unaudited) Statement of Operations for fiscal year ended March 31, 2022	Reclassifications	Notes	Zynga Reclassified for the twelve months ended March 31, 2022
Cost of revenue	Cost of goods sold	1,006,426	(9,866)	(a) (b) (c)	996,560
Research and development	Research and development	517,536	(67,900)	(a) (b) (d)	449,636
Sales and marketing	Selling and marketing	957,473	396	(a) (b) (c)	957,869
General and administrative	General and administrative	186,768	64,584	(a) (b) (d)	251,352
	Depreciation and amortization	-	12,786	(a)	12,786
	Business reorganization	-	-	-	-
Impairment related to real estate assets		66,763	-	-	66,763
Interest income		5,608	(5,608)	(e)	-
Interest expense		(47,650)	47,650	(f)	-
Other income (expense), net		(35,956)	35,956	(g)	-
	Interest and other, net	-	(77,998)	(e) (f) (g)	(77,998)
	Gain (loss) on long-term investments, net	-	-	-	-
Provision for (benefit from) income taxes	Provision for (benefit from) income taxes	104,184	-	-	104,184

Statement of Operations Reclassification notes of Zynga:
(a)Represents a reclassification of deprecation of $(372) from Cost of revenue, $10,451 from General and administrative, $2,706 from Research and development, and $1 from Sales and marketing to Depreciation and amortization.
(b)Represents a reclassification of overhead expenses of $1,992 from Cost of revenue, $32,324 from Research and development, and $7,849 from Sales and marketing to General and administrative.
(c)Represents a reclassification of $8,246 of customer service costs from Cost of revenue to Selling and marketing.
(d)Represents a reclassification of $32,870 of contingent consideration for prior acquisitions from Research and development to General and administrative.
(e)Represents a reclassification of $5,608 of Interest income to Interest and other, net.
(f)Represents a reclassification of $(47,650) of Interest expense to Interest and other, net.
(g)Represents a reclassification of $(35,956) of Other income (expense), net to Interest and other, net.

C) Refer to the table below for a breakout-out of net-revenue within Take-Two’s consolidated statement of operations for the fiscal year ended March 31, 2022 in order to align the presentation of revenue as it is expected to be presented for the combined company. Take-Two will disaggregate game revenue and advertising revenue going forward, compared to revenue being historically presented in the Total net revenue line item in Take-Two’s consolidated statement of operations. This presentation is consistent with the presentation of similar revenues in Zynga’s historical consolidated statement of operations.

Take Two Historical Consolidated Statement of Operations Line Items	Take-Two Historical Statement of Operations for Year ended March 31, 2022	Reclassifications	Notes	Take-Two Reclassified for the Year ended March 31, 2022
Game	$—	$3,423,167	(a)	$3,423,167
Advertising	—	81,633	(b)	81,633
Total net revenue	3,504,800		(a) (b)	3,504,800

Statement of Operations Reclassification notes of Take-Two:
(a)Represents a breakout of net revenue of $3,423,167 from Total net revenue to Game.
(b)Represents a breakout of net revenue of $81,633 from Total net revenue to Advertising.

3. Calculation of Estimated Merger Consideration and Preliminary Purchase Price Allocation
(A) Estimated Merger Consideration
The estimated Merger Consideration for the purpose of this unaudited pro forma combined financial information is approximately $9,513,689. The following table summarizes the preliminary estimate of the merger consideration to be transferred as a result of the Combination:

Preliminary calculation of estimated merger consideration (in 000's, except share price, exchange ratio, and cash received per share)		Amount
Share consideration
Shares of Zynga as of May 23, 2022	1,140,678
Exchange ratio(i)	0.0406
Take-Two common stock to be issued	46,311
Share price on May 23, 2022(ii)	$116.12
Value of Take-Two common stock issued to Zynga stockholders pursuant to the Merger Agreement(ii)		$5,377,677
Cash consideration
Cash received per share of Zynga	$3.50
Cash consideration received by Zynga stockholders		$3,992,373
Cash consideration received by Zynga stockholders in lieu of fractional shares		18
Total Cash consideration		3,992,391
Estimated replacement equity awards for Zynga Equity Awards(iii)		143,621
Preliminary fair value of estimated total merger consideration		$9,513,689

    (i) The transaction includes a collar mechanism on the equity consideration, so that if Take-Two’s VWAP over the consecutive trading period beginning at 9:30 a.m. New York time on the twenty-third trading day immediately preceding the closing and concluding at 4:00 p.m. New York time on the third trading day immediately preceding the closing was in a range from $156.50 - 181.88, the Exchange Ratio would be adjusted to deliver $6.36 of equity value based on that VWAP. If the VWAP exceeds the higher end of that range, the Exchange Ratio would be 0.035 per share, and if the VWAP falls below the lower end of that range, the Exchange Ratio would be 0.0406 per share.

(ii) The Stock Consideration component of the estimated merger consideration is computed based on the total outstanding shares of Zynga Common Stock. For pro forma purposes, the fair value of consideration given was determined using the closing Zynga shares outstanding multiplied by the 0.0406 Exchange Ratio and closing Take-Two Common Stock share price of $116.12 on the business day immediately preceding close (i.e., May 20, 2022) as the transaction closed before markets opened on May 23, 2022.

(iii) Estimated consideration for replacement of Zynga’s outstanding equity awards, including partial acceleration of certain equity awards based on pre-existing terms of the awards. All other outstanding Zynga equity awards for continuing employees will be replaced by Take-Two’s equity awards with similar terms. A portion of the fair value of Take-Two’s equity awards issued represents consideration transferred, while the remaining portion represents compensation expense based on the vesting terms of the converted awards.

(B) Preliminary Purchase Price Allocation
Under the acquisition method of accounting, the identifiable assets acquired, and liabilities assumed of Zynga are generally recorded at their acquisition date fair values. The pro forma adjustments on the unaudited pro forma combined balance sheet are preliminary and based on estimates of the fair value and useful lives of the assets and liabilities assumed on March 31, 2022 and have been prepared to illustrate the effect of the Combination. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation will be subject to further adjustments as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the estimated Merger Consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Zynga based on Zynga’s unaudited consolidated balance sheet as of March 31, 2022, with the excess recorded to goodwill:

Description (in 000’s)	Preliminary Purchase Price Allocation
Preliminary fair value of estimated total merger consideration	$9,513,689
Assets
Cash and cash equivalents(i)	768,723
Accounts receivable, net	233,422
Other current assets	338,562
Fixed assets, net	36,612
Right-of-use assets	84,058
Other intangibles, net	5,315,000
Other assets(ii)	144,422
Total assets	6,920,799
Liabilities
Accounts payable	48,198
Accrued expenses and other current liabilities	314,898
Deferred revenue	746,409
Lease liabilities	17,889
Convertible senior notes, net	1,653,973
Non-current deferred revenue	271
Non-current lease liabilities	131,576
Deferred tax liabilities, net(iii)	1,280,536
Other long-term liabilities	67,712
Total liabilities	4,261,462
Less: Net assets	2,659,337
Goodwill	$6,854,352

(i) Adjusted for an estimated $57,288 of transaction costs to be incurred by Zynga through the closing date.

(ii) Deferred tax assets were derived based on incremental differences in the book and tax basis created from the preliminary purchase allocation. In addition, as a result of the Combination, Take-Two expects to realize the benefit of certain deferred tax assets where Zynga previously recorded a valuation allowance, therefore the valuation allowance will be reduced in purchase accounting.

(iii) Deferred tax liabilities were derived based on incremental differences in the book and tax basis created from the preliminary purchase allocation, primarily resulting from the preliminary fair value of intangible assets.

(C) Intangible Assets
Preliminary identifiable intangible assets in the unaudited pro forma combined financial information consist of the following:

	Preliminary Fair Value (in 000’s)	Estimated Weighted Average Useful Life (in years)
Developed game technology	$4,526,000	7
Game engine technology	130,000	3
Branding and trade names	384,000	12
User base	126,000	1
Developer relationships	72,000	7
Advertising technology	42,000	3
Customer relationships	35,000	5
Total	$5,315,000

The fair value estimate of $5,315,000 for identifiable intangible assets is preliminary and is subject to change. The valuation is based upon assumptions that market participants would use in pricing an asset. The identified intangible assets are amortized, using the straight-line method, over their estimated useful lives of approximately 1 - 13 years. Additional intangible assets may be recognized as the valuation is completed.

The fair values of Developed game technology, Game engine technology, and Advertising technology were estimated using the multi-period excess earnings method. The excess earnings methodology is an income approach methodology that estimates the projected cash flows of the business attributable to the Developed game technology Advertising technology, and Game engine technology intangible assets, net of charges for the use of other identifiable assets of the business including working capital, fixed assets and other intangible assets. The identification and valuation of intangible assets is preliminary and is subject to measurement period adjustments.

The fair value of Branding and trade names was valued using the relief-from-royalty method, which presumes the owner of the asset avoids hypothetical royalty payments that would need to be made for the use of the asset if the asset was not owned.

The fair value of User base was estimated using the replacement cost method. The replacement cost methodology is a cost approach methodology based on replacement or reproduction cost of the User base as an indicator of fair value.

The fair value of Developer relationships and Customer relationships were estimated using the with and without method, which is a form of the income approach. The with and without method considers the hypothetical impact to the projected cash flows of the business if the asset were not in place.

4. Transaction Accounting Adjustments for Combined Balance Sheet

(A) Reflects the adjustments to the Cash and cash equivalents:

Description (in 000’s)	Amount
Sources:
Proceeds from Revolving Credit Facility	$200,000
Proceeds from Term Loan	350,000
Proceeds from Bonds	2,700,000
Settlement of capped call assets(i)	131,328
Less: Capitalized debt issuance costs and initial issue discount(ii)	(24,209)
3,357,119
Uses:
Estimated value of cash consideration received by Zynga shareholders(iii)	(3,992,391)
Estimated transaction costs(iv)	(186,278)
Conversion of 2024 Notes and 2026 Notes(v)	(1,207,111)
(5,385,780)
Pro forma net adjustment to Cash and cash equivalents	$(2,028,661)

(i) Represents the estimated cash proceeds expected to be received from the settlement of the Capped Calls, which were entered into by Zynga in connection with the 2024 Notes and 2026 Notes. Upon completion of the Combination, the holders of the 2024 Notes and 2026 Notes were expected to settle through either conversion or cash settlement election during the make-whole fundamental change period (as defined in the applicable indentures), and as such the related Capped Calls were expected to be settled shortly thereafter. The Company negotiated termination agreements with the banks related to the 2024 and 2026 Capped Calls, stipulating the cash settlement amount based on the 5-day VWAP of the Termination Valuation Period (as defined in the applicable agreements). To the extent that the actual settlement proceeds are more or less than the assumed proceeds, cash and cash equivalents would increase or decrease by a corresponding amount. A sensitivity analysis related to the fluctuation in the Take-Two Common Stock price was performed to assess the impact of a hypothetical change of 10% on the Take-Two 5-day VWAP during the Termination Valuation Period on the estimated cash proceeds from the settlement of the Capped Calls.

Change in Take-Two's Share Price (in 000's)	Estimated change in Cash and cash equivalents
Increase of 10%	$10,615
Decrease of 10%	(45,762)

(ii) Includes the debt issuance costs for the Term Loan, which were fully expensed.

(iii) Cash paid to Zynga shareholders as part of the Merger Consideration. Refer to Note 3(A) for further details regarding the estimated Merger Consideration.

(iv) These costs consist of legal advisory, financial advisory, accounting, and consulting costs of Take-Two and Zynga.

(v) Reflects the cash payment to settle the 2024 Notes and 2026 Notes. Upon completion of the combination, holders of the notes were entitled to elect to convert the convertible notes at a special make-whole conversion rate and, upon any such conversion, Take-Two was be entitled to settle such conversion for (i) cash, (ii) the cash and stock components of the merger consideration or (iii) a combination thereof. The holders of the 2024 Notes were expected to convert during the make-whole fundamental change period (as defined in the applicable indenture) subsequent to the effective time as the terms of the indentures provide for an economic incentive for holders to convert all of their notes. Take-Two was expected to settle conversions of the 2024 Notes in the form of the Merger Consideration (i.e., the same mix of cash and Take-Two stock). Conversely, the holders of the 2026 Notes were expected to redeem the notes for cash equal to the par value of the notes given the conversion value was less than cash consideration. The conversion of the 2024 Notes and cash settlement of the 2026 Notes were assumed to be probable and as such were reflected as an adjustment.

(B) Represents an adjustment to prepaid expenses and other of $(27,988) to conform Zynga’s accounting policy with Take-Two’s policy to expense royalty prepayments until technological feasibility is established.

(C) Represents an adjustment to right-of-use assets of $382, to measure the operating lease right-of-use assets at the same amount as the associated lease liability in accordance with Topic 805, and also reflects the net unfavorable terms of the leases when compared with market terms as of the date of acquisition. The calculated value is preliminary and subject to change and could vary materially from the final purchase price allocation.

(D) Reflects the elimination of Zynga’s historical goodwill and the capitalization of the preliminary goodwill for the estimated merger consideration in excess of the fair value of the net assets acquired in connection with the combination:

Description (in 000’s)	Amount
Fair value of consideration transferred in excess of the preliminary fair value of assets acquired and liabilities assumed(i)	$6,854,352
Elimination of Zynga's historical goodwill	(3,586,755)
Deferred revenue accounting policy alignment	(411,118)
Elimination of Prepaid licensing and development fees	27,988
Right-of-use-assets	(382)
Accrued expenses and other current liabilities	1,268
Lease liabilities	(2,992)
Non-current lease liabilities	(3,241)
Pro forma net adjustment to goodwill	$2,879,120

(i) Refer to the table in Note 3(B), above, for the calculation of the fair value of consideration transferred in excess of the preliminary fair value of assets acquired and liabilities assumed based on the preliminary allocation of the estimated merger consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Zynga based on Zynga’s unaudited consolidated balance sheet as of March 31, 2022.

(E) Reflects the preliminary purchase accounting adjustments for estimated intangible assets based on the acquisition method of accounting:

Description (in 000’s)	Amount
Fair value of intangible assets acquired	$5,315,000
Elimination of Zynga's historical intangible assets	(834,755)
Pro forma net adjustment to intangible assets, net	$4,480,245

(F) Represents the adjustment to deferred tax asset of $(74,652) and deferred tax liability of $1,195,888 associated with the incremental differences in the book and tax basis created from the preliminary purchase allocation, primarily resulting from the preliminary fair value of intangible assets. In addition, the deferred tax asset was adjusted for the release of the valuation allowance of $150,633. Both of these adjustments were based on the applicable statutory tax rate with the respective estimated purchase price allocation. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma combined financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the merger. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

(G) Reflects an adjustment to Other assets to capitalize the amount paid for debt issuance costs of $3,478 for the new Revolving Credit Facility.

(H) Represents an adjustment to accrued expenses and other current liabilities for the Zynga transaction costs previously accrued but paid on the acquisition date and the alignment of Zynga's royalty prepayment accounting policy.

Description (in 000’s)	Amount
Zynga transaction costs accrued but paid on the acquisition date	$(2,482)
Alignment of Zynga's royalty prepayment accounting policy	3,750
Pro forma net adjustment to accrued expenses and other current liabilities	$1,268

(I) Represents an adjustment to decrease the current deferred revenue by $411,118 to conform Zynga’s classification of in game purchases of virtual items as either consumable or durable with Take-Two’s historical classification.

(J) Reflects adjustments to current and long-term liabilities, including borrowings to fund the Combination net of aggregate reductions in long-term debt. The adjustments to current and long-term debt are summarized as follows:

Description (in 000’s)	Amount
Short term liabilities
Record Term Loan(i)	350,000
Record adjustment to current lease liabilities(ii)	(2,992)
Pro Forma net adjustment to short-term liabilities	347,008
Long term liabilities
Record Bonds(i)	2,700,000
Record drawdown on Revolving Credit Facility(i)	$200,000
Incremental fair value of 2024 Notes and 2026 Notes acquired(iii)	111,891
Settlement of 2024 Notes and 2026 Notes(iii)	(1,653,973)
Record adjustment to non-current lease liabilities(ii)	(3,241)
Less: Capitalized debt issuance costs and original issue discount	(20,349)
Pro forma net adjustment to long-term liabilities	1,334,328
Pro forma net adjustment to total liabilities	$1,681,326

(i) The Company used proceeds from the $200,000 drawdown from the Revolving Credit Facility, together with the $350,000 Term Loan and $2,700,000 Bonds, to finance the Combination, settlement of the 2024 Notes and 2026 Notes, and for working capital needs immediately following the acquisition.

(ii) Reflects the preliminary purchase accounting adjustment for operating lease liabilities, based on the acquisition method of accounting, at the present value of the remaining lease payments in accordance with ASC Topic 805.

(iii) Reflects the fair value adjustments of the 2024 and 2026 Notes at acquisition date and the probable settlement of the notes immediately subsequent to the Combination for the purposes of pro forma. Upon completion of the Combination, holders of the notes were entitled to elect to convert the convertible senior notes at a special make-whole conversion rate and, upon any such conversion, Take-Two was be entitled to settle such conversion for (i) cash, (ii) the cash and stock components of the Merger Consideration or (iii) a combination thereof. The fair value of the 2024 Notes was determined by applying the cash and stock components of the Merger Consideration to the number of shares derived by converting the ending principal balance as of March 31, 2022 of the 2024 Notes and utilizing their conversion ratio and make-whole fundamental change adjustment. For the 2026 Notes, the conversion value was calculated by the applicable conversion ratio and make-whole fundamental change adjustment was deemed to be lower than the cash redemption value, and therefore, fair value was determined to be equal to the redemption principal balance at March 31, 2022. The adjustment to reflect the subsequent settlement of the 2024 and 2026 Notes assumes the same settlement value as used in the fair value adjustment for the pro forma combined financial information as the conversion of the 2024 Notes and cash settlement of the 2026 Notes are assumed to be probable.

(K) Reflects adjustments to Stockholders’ equity:

Description (in 000’s)	Common stock	Additional paid-in capital	Retained earnings (accumulated deficit)	Accumulated other comprehensive loss
Value of estimated shares of Take-Two common stock issued to Zynga stockholders	$463	$5,377,214	$—	$—
Estimated replacement equity awards for Zynga Equity Awards attributable to pre-combination service	—	143,621	—	—
One time stock-based compensation expense for accelerated awards(i)	—	28,587	(28,587)	—
Estimated transaction costs(ii)	—	—	(186,278)	—
Conversion of the 2024 Notes and 2026 Notes, net of tax	38	429,348	—	—
Elimination of Zynga's estimated transaction costs	—	—	57,288	—
Elimination of Zynga's historical stockholders' equity	(7)	(5,398,647)	2,354,218	138,307
Debt issuance costs for Term Loan(iii)	—	—	(382)	—
Pro forma net adjustment to total equity	$494	$580,123	$2,196,259	$138,307

(i) Take-Two recorded a one-time post-combination stock compensation expense of $28,587 related to the decision to accelerate vesting of certain unvested share-based awards in contemplation of the Combination.

(ii) Reflects legal advisory, financial advisory, accounting, and consulting costs for Take-Two and Zynga resulting in an adjustment to Retained earnings (accumulated deficit).

(iii) Debt issuance costs for the Term Loan were expensed as immaterial.

5. Transaction Accounting Adjustments for Combined Statements of Operations

Adjustments included in the Transaction Accounting Adjustments column in the accompanying unaudited pro forma combined statement of operations for the year ended March 31, 2022 are as follows:

(A) Represents an adjustment to decrease the current deferred revenue by $3,199 to conform Zynga’s classification of in game purchases of virtual items as either consumable or durable with Take-Two’s historical classification.

(B) Reflects the adjustments to Cost of goods sold, including the amortization of the estimated fair value of intangibles recognized through cost of goods sold and the preliminary incremental stock-based compensation expense for Take-Two replacement equity awards:

Description (in 000’s)	For the year ended March 31, 2022
Amortization expense for acquired intangible assets(i)	$745,774
Elimination of Zynga's historical intangible asset amortization	(238,546)
Elimination of Zynga's historical stock-based compensation expense	(2,968)
Stock-based compensation expense after equity award replacement and fair value remeasurement(ii)	2,559
Pro forma net adjustment to Cost of goods sold	$506,819

(i) The amortization of intangible assets is calculated on a straight-line basis. The amortization is based on the periods over which the economic benefits of the intangible assets are expected to be realized, which are subject to adjustment as additional information becomes available. Amortization expense is allocated to Cost of goods sold, Selling and marketing, Depreciation and amortization, and Research and development based on the nature of the activities associated with the intangible assets acquired. Refer to Note 3(C) for additional information on the useful lives of the acquired intangible assets expected to be recognized.

(ii) Subject to the terms of the Merger Agreement, certain outstanding Zynga equity awards were converted into Take-Two equity awards.

(C) Reflects the adjustments to Selling and marketing expense (“S&M”) including the amortization of the estimated fair value of intangibles recognized through S&M, and the preliminary incremental stock-based compensation expense for Take-Two replacement equity awards:

Description (in 000's)	For the year ended March 31, 2022
Amortization expense for acquired intangible assets(i)	$126,000
Elimination of Zynga’s historical stock-based compensation expense	(18,740)
Stock-based compensation expense after equity award replacement and fair value remeasurement(ii)	44,746
Pro forma net adjustment to Selling and marketing	$152,006

(i) The amortization of intangible assets is calculated on a straight-line basis. The amortization is based on the periods over which the economic benefits of the intangible assets are expected to be realized, which are subject to adjustment as additional information becomes available. Amortization expense is allocated to Cost of goods sold, Selling and marketing, Depreciation and amortization, and Research and development based on the nature of the activities associated with the intangible assets acquired. An estimated average useful life of one year was used to reflect the amortization of User base intangible asset recorded to S&M. Refer to Note 3(C) for additional information on the useful lives of the acquired intangible assets expected to be recognized.

(ii) Subject to the terms of the Merger Agreement, certain outstanding Zynga equity awards were converted into Take-Two equity awards.

(D) Reflects the adjustments to General and administrative expense (“G&A”) including the estimated transaction costs expensed and the preliminary incremental stock-based compensation expense for Take-Two replacement equity awards:

Description (in 000's)	For the year ended March 31, 2022
Estimated transaction costs(i)	$183,796
Elimination of Zynga's historical stock-based compensation expense	(36,085)
Stock-based compensation expense after equity award replacement and fair value remeasurement(ii)	31,113
Record lease interest expense	3,734
Pro forma net adjustment to General and administrative	$182,558

(i) These costs consist of legal advisory, financial advisory, accounting, and consulting costs for Take-Two and Zynga.

(ii) Subject to the terms of the Merger Agreement, certain outstanding Zynga equity awards were converted into Take-Two equity awards.

(E) Reflects the adjustment to Research and development expense (“R&D”) including the amortization of the estimated fair value of intangibles recognized through R&D, the preliminary incremental stock-based compensation expense for Take-Two replacement equity awards, and the alignment of Zynga's royalty prepayment accounting policy:

Description (in 000’s)	For the year ended March 31, 2022
Amortization expense for acquired intangible assets(i)	$10,286
Elimination of Zynga's historical stock-based compensation expense	(117,322)
Alignment of Zynga's royalty prepayment accounting policy	27,805
Stock-based compensation expense after equity award replacement and fair value remeasurement(ii)	101,158
Pro forma net adjustment to Research and development	$21,927

(i) The amortization of intangible assets is calculated on a straight-line basis. The amortization is based on the periods over which the economic benefits of the intangible assets are expected to be realized, which are subject to adjustment as additional information becomes available. Amortization expense is allocated to Cost of goods sold, Selling and marketing, Depreciation and amortization, and Research and development based on the nature of the activities associated with the intangible assets acquired. Refer to Note 3(C) for additional information on the useful lives of the acquired intangible assets expected to be recognized.

(ii) Subject to the terms of the Merger Agreement, certain outstanding Zynga equity awards were converted into Take-Two equity awards.

(F) Reflects the adjustments to Depreciation and amortization (“D&A”) including the amortization of the estimated fair value of intangibles recognized through D&A:

Description (in 000's)	For the year ended March 31, 2022
Amortization expense for acquired intangible assets(i)	$34,010
Pro forma net adjustment to Depreciation and amortization	$34,010

(i) The amortization of intangible assets is calculated on a straight-line basis. The amortization is based on the periods over which the economic benefits of the intangible assets are expected to be realized, which are subject to adjustment as additional information becomes available. Amortization expense is allocated to Cost of goods sold, Selling and marketing, Depreciation and amortization, and Research and development based on the nature of the activities associated with the intangible assets acquired. Refer to Note 3(C) for additional information on the useful lives of the acquired intangible assets expected to be recognized.

(G) Reflects the adjustments to Interest and other, net related to the interest from the 2024 Notes and 2026 Notes, as well as the additional interest and amortization of debt issuance costs from the transaction-related financing:

Description (in 000’s, except interest rates)	Principal balance	Assumed weighted-average interest rate	For the year ended March 31, 2022
New interest expense on transaction financing:
Revolving Credit Facility	$200,000	2.65%	$5,290
Term Loan(i)	350,000	2.40%	8,383
Bonds(ii)	2,700,000	3.57%	92,564
Amortization of capitalized debt issuance costs and original issue discount(iii)			6,900
			113,137
Decreases to interest expense:
Elimination of historical Take-Two interest expense on the Bridge loan			6,075
Elimination of historical Zynga interest expense on the 2024 Notes and 2026 Notes			43,962
			50,037
Pro forma net adjustment to Interest and other, net			$63,100

(i) The Term Loan matures in June 2023.

(ii) Interest was recognized for the four tranches of new Bonds, using the effective interest rate method with the weighted-average interest rate equal to 3.57%. The Bonds have maturities of March 2024 ("2024 Bonds"), April 2025 ("2025 Bonds"), April 2027 ("2027 Bonds"), and April 2032 ("2032 Bonds"). The 2024 Bonds have a principal of $1,000,000, coupon rates of 3.30%, and are paid semi-annually. The 2027 Bonds have a principal of $600,000, coupon rates of 3.70%, and are paid semi-annually. The 2027 Bonds have a principal of $600,000, coupon rates of 3.30%, and are paid semi-annually. The 2032 Bonds have a principal of $500,000, coupon rates of 4.00%, and are paid semi-annually.

(iii) Include debt issuance costs for the Term Loan, which were expensed as immaterial.

(H) The pro forma adjustments for the tax provision utilize a blended statutory income tax rate of 22% for the fiscal year ended March 31, 2022. Although not reflected in these unaudited pro forma combined financial statements, the effective tax rate of the combined company could be significantly different depending on post-merger activities, including repatriation decisions, cash needs, and the geographical mix of income. Further, the pro forma adjustments for the tax provision reflect the benefit of U.S. deferred taxes generated by Zynga during the pro forma statement of operations periods presented. Historically, Zynga had not recorded the benefit of these U.S. deferred taxes within its consolidated tax provision as Zynga had concluded that realization of these deferred taxes was not more-likely-than-not.

(I) The pro forma basic and diluted weighted average shares outstanding are a combination of historic weighted average shares of Take-Two Common Stock and the issuance of shares in connection with the Combination. In connection with the Combination, Take-Two converted certain equity awards held by Zynga employees with Take-Two equity awards. At this time, Take-Two has completed a preliminary analysis related to eligible employees and vesting schedules in order to determine the impact to the basic and diluted weighted average shares from the converted awards. The pro forma basic and diluted weighted average shares outstanding are as follows:

Description (in 000’s)	For the year ended March 31, 2022
Pro forma basic weighted average shares:
Historical Take-Two weighted average shares outstanding	115,485
Issuance of shares to Zynga Inc. stockholders pursuant to the merger	46,311
Issuance of shares for the conversion of the 2024 Notes	3,848
Issuance of shares for the conversion of the 2026 Notes	—
Vested Take-Two replacement awards to Zynga equity awards	1,001
Pro forma weighted average shares—basic	166,645
Pro forma diluted weighted average shares:
Historical Take-Two dilutive common stock equivalents	1,290
Take-Two replacement awards to Zynga equity awards common stock equivalents	2,101
Pro forma weighted average shares—diluted(i)	170,036

(i) 1,290 historical Take-Two dilutive common stock equivalents and 2,101 Take-Two replacement awards to Zynga equity award holders were excluded from the computation of pro forma diluted weighted average shares for the fiscal year ended March 31, 2022 as their effect would be anti-dilutive.